HOPPER AND KANOUFF, P.C.
                         1610 Wynkoop Street, Suite 200
                           Denver, Colorado 80202-1196

                                  July 31, 1996



Chaparral Resources, Inc.
621 Seventeenth Street, Suite 1301
Denver, Colorado 80293

Gentlemen:

     You have requested our opinion as to certain matters arising under the Colorado Business Corporation Act which relate to the 18,783,325 issued and outstanding shares of $0.10 par value common stock ("Common Stock") and the 1,802,000 shares of common stock underlying outstanding warrants ("Warrant Shares") which are described on the cover page of the Registration Statement on Form S-1 as filed by Chaparral Resources, Inc. ("Company") with the United States Securities and Exchange Commission on July 8, 1996.

     We have reviewed the Restated Articles of Incorporation + Amendments, as amended, of the Company, the minutes of the Board of Directors and of the shareholders of the Company, and such other documents that we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that the shares of Common Stock and the Warrant Shares are validly authorized, and assuming the Warrant Shares are paid for upon exercise of the warrants described in such Registration Statement, the shares of Common Stock and the Warrant Shares when issued will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act.

     This opinion is limited to applicability of the Colorado Business Corporation Act to the issuance of the shares of Common Stock and Warrant Shares. This opinion does not cover or in any way relate to the applicability of, or compliance by the Company with, any other law, including any federal or state securities laws, any state common law, or any other federal law.

     We consent to your describing this firm as having issued this opinion in the Prospectus which is a part of the Registration Statement referenced above.

                                              HOPPER AND KANOUFF, P.C.


                                              /s/ Thomas S. Smith
                                              --------------------------------
                                                  Thomas S. Smith, Director

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